ADDLESHAW GODDARD

Company No. (SC713098)

The Companies Act 2006

Private Company Limited by Shares

ARTICLES OF ASSOCIATION
of
TC BIOPHARM (HOLDINGS) LIMITED

(adopted by special resolution passed
on 17 December 2021)

Contents

COMPANY NO. (SC713098)

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

TC BIOPHARM (HOLDINGS) LIMITED

(adopted by special resolution passed on 17 December 2021)

1 Definitions and interpretation

In these Articles:

1.1 unless the context otherwise requires each of the following words and expressions shall have the following meanings:

A Shares the A ordinary shares of £0.10 each in the capital of the Company having the rights set out in these Articles

A Share Base Price £43 per A Share

Act the Companies Act 2006

acting in concert the meaning set out in the City Code on Takeovers and Mergers for the time being

Adoption Date the date of Adoption of these Articles

Approved Issue the issue of Shares (i) pursuant to any share option plan or scheme adopted by the Company (and approved in accordance with the Investment Agreement) or (ii) which has been approved by Investor Consent; or (iii) any issue of Compensation Shares

Asset Sale the disposal by the Company of all or substantially all of its undertaking and assets otherwise than on a winding up

Board the board of Directors of the Company from time to time

Business Day any day (other than a Saturday or Sunday) on which banks are open in Edinburgh and Tokyo for normal banking business

Change of Control the obtaining of control of the company by any person or persons not being a shareholder of that company at the Adoption Date (whether acting individually or in concert)

Company means TC BioPharm (Holdings) Limited (Company number SC713098)

Compensation Shares has the meaning given in Article 5 (Anti-dilution protection)

Controlling Interest an interest (as defined in section 820 to 825 of the Act) in Shares in the Company conferring in aggregate more than 50% of the total voting rights normally exercisable at a general meeting of the Company

connected person the meaning given to that expression in section 993 of the Income Tax Act 2007 and connected with shall be construed accordingly

Deemed Transfer Notice has the meaning given at Article 11.2

Director the directors of the Company from time to time

Discovery means Discovery Park Technology Investments LP (LP017163) of Sessions House, County Hall, Maidstone, Kent, ME14 1XQ

Eligible Director a Director who would be entitled to vote on the matter at a meeting of Directors (but excluding any Director whose vote is not to be counted in respect of the particular matter)

Encumbrance any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgement, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law

Fair Value the value determined by the Valuer in accordance with Article 12 (Fair value)

Family Member the wife, husband or civil partner (or widow, widower or surviving civil partner), children and grandchildren (including step, adopted children and grandchildren and their issue) of the relevant shareholder

Financial Year an accounting period in respect of which the Company prepares its accounts in accordance with the relevant provisions of the Statutes

Founder Director the director appointed in accordance with Article 14.5

Founders means Dr Michael Leek, Angela Scott, Athol Haas, Dr Neil Fell, and Dr Joe Fell each being shareholders of the Company as at the Adoption Date

Group the Company or, if the context so requires, a company, its subsidiary undertakings and any holding company (as both are defined in the Act) from time to time and references to **member of the Group** and **Group Company** shall be construed accordingly

Investing Women Investing Women Angels Limited, a company incorporated in Scotland under company number SC462552 and having its registered office at 2nd Floor, Elder House, Elder Street, Edinburgh, Scotland, EH1 3DX

Investing Women Group means the membership of Investing Women Angels Limited from time to time

Investing Women Investors Lorraine Porter, Sanja Moll, Jennifer Nicoll, Teresa Bianchi, Fiona MacLeod and Jacqueline Waring

Investing Women Investors' Representative the nominated representative of the Investing Women Investors to be determined by the majority of the Investing Women Investors (meaning a majority in the number of Shares held)

Investment Agreement the investment agreement dated on or around the Adoption Date to which the Company is party

Investor Consent the consent in writing of the Investor Majority

Investor Majority shareholders holding not less than 66% of the Shares including always Scottish Enterprise

Issue Price in respect of a Share, the aggregate of the amount paid up (or credited as paid up) in respect of the nominal value and any share premium

IW Director any director appointed by the Investing Women Investors in accordance with Article 14.3

Medinet means Medinet Co., Limited having its principal place of business at Shin-Yokohama Square Bldg, 14F, 2-3-12 Shin-Yokohama, Kohoku-ku, Yokohama, Kanagawa, 222-0033, Japan

Medinet Director any director appointed in accordance with Article 14.4

Model Articles the model articles for companies limited by shares contained in Schedule 1 of the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date of adoption of these Articles

Narec Capital NCL Technology Ventures Limited (formerly Narec Capital Limited) a company registered in England and Wales with registered number 07473115 and having its registered office at The Business Terrace, King Street, Maidstone, England, ME15 6AW

New Issue means an issue of shares pursuant to a funding round which is not a short term bridging round or issue purely to existing shareholders in the Company

New Shares means shares issued pursuant to a New Issue

NIPRO Corporation NIPRO Corporation, a publicly listed Japanese company having its principal address at 3-9-3, Honjo-Nishi, Kita Ku, Osaka, 531-8310, Japan

Ordinary Shares the ordinary shares of £0.10 each in the capital of the Company having the rights set out in these Articles

Original Subscription Price the amount paid to the Company in respect of the subscription for such Shares including any premium

Permitted Transferee any person to whom a shareholder is permitted to transfer Shares in accordance with Article 8 (Permitted transfers)

Pre-emption Proportionate Entitlement means the proportion of the Sale Shares which is equal to the proportion of a shareholder's existing holding of Shares to the total number of Shares in issue (other than those held by the Seller)

Proceeds of Sale the consideration payable (including any deferred consideration) whether in cash or otherwise to those Shareholders selling shares pursuant to a Share Sale

Scottish Enterprise Scottish Enterprise, established by the Enterprise and New Towns (Scotland) Act 1990 and having its principal place of business at Atrium Count, 50 Waterloo Street, Glasgow, G2 6HQ

Scottish Enterprise Group Scottish Enterprise, any subsidiary for the time being of Scottish Enterprise and any company, corporation or other body of persons which shall have acquired

the whole or substantially the whole of the undertaking of Scottish Enterprise or any subsidiary of such company, corporation or body and any other body to which the statutory functions of Scottish Enterprise have been delegated or a Scottish Enterprise Successor

Scottish Enterprise Successor any party succeeding in whole or in part to the interests of Scottish Enterprise

Seller a shareholder who wishes, or is required, to transfer Shares or any beneficial interest therein to a person to whom Article 8 (Permitted transfers) does not apply

Share Sale means the sale of (or the grant of a right to acquire or to dispose of) any Shares (in one transaction or as a series of transactions) which will result in the purchaser of those Shares (or grantee of that right) and persons acting in concert with him together acquiring a Controlling Interest in the Company, except where following completion of the sale the Shareholders and the proportion of Shares held by each of them are the same as the Shareholders and their shareholdings in the Company immediately prior to the sale

Shareholder means any holder of Shares

Shares any share forming part of the share capital of the Company (including without limitation Ordinary Shares and A Shares)

the Statutes the Companies Act as defined in section 2 of the Act and every other statute, order, regulation, instrument or other subordinate legislation for the time being in force relating to companies and affecting the Company

Tag Along Offer an unconditional offer, open for acceptance for not less than 15 Business Days, to purchase Shares at a price per Share equal to the highest price per share (exclusive of stamp duty) paid or to be paid by any transferee referred to in Article 10.1 (or any person with whom such transferee is connected with or with whom such transferee is acting in concert) for Shares (inclusive of the Shares giving rise to the obligation to make the Tag Along Offer)

Transfer Event has the meaning given to that term in Article 11 (Compulsory transfers)

Valuer a firm of chartered accountants appointed by the Board with Investor Consent or in the event of Investor Consent not being obtained within 20 Business Days of being requested, a firm of chartered accountants appointed by the President of the Institute of Chartered Accountants in Scotland on the application of the Board

1.2 references to any statute or statutory provision include, unless inconsistent with the context, a reference to that statute or statutory provision as modified, re-enacted or consolidated and in force from time to time, whether before or after the date of these Articles;

1.3 where the word **address** appears in these Articles it is deemed to include postal address and, where applicable, electronic address (being any address or number used for the purposes of sending or receiving documents or information by electronic means);

1.4 references to a person include any individual, firm, body corporate, unincorporated association or partnership;

1.5 unless the context otherwise requires, references to the plural will include the singular and vice-versa;

1.6 unless the context otherwise requires, references to one gender shall include a reference to the other genders;

1.7 headings are for convenience only and do not affect the construction or interpretation of these Articles;

1.8 A reference in these Articles to:

(a) an Article is a reference to the relevant numbered article of these Articles; and

(b) a Model Article is a reference to the relevant article,

unless expressly provided otherwise.

1.9 the Model Articles shall apply to the Company, except insofar as they are modified or excluded by these Articles or are inconsistent with these Articles and, subject to any such modifications, exclusions or inconsistencies, shall together with these Articles constitute the articles of association of the Company to the exclusion of any other articles or regulations set out in any statute or any statutory instrument or other subordinate legislation; and

1.10 save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in the Model Articles shall have the same meaning in these Articles subject to which and unless the context otherwise requires, words and expressions which have a particular meaning in the Act shall have the same meaning in the Articles (but excluding any statutory modification of them not in force on the Adoption Date).

2 Share capital

2.1 The issued share capital of the Company at the date of adoption of these Articles is £195,476 divided into 1,781,302 Ordinary Shares and 173,458 A Shares.

2.2 Except as provided in these Articles the Ordinary Shares and the A Shares shall rank *pari passu* in all respects.

3 Dividends and return of capital

3.1 **Dividends**

Subject to the terms of the Investment Agreement, any profits which the Company determines to distribute in respect of any Financial Year shall, subject to the approval of a general meeting be applied in distributing such profits amongst the holders of the Shares then in issue pari passu according to the number of such Shares held by them. Model Articles 30 and 34 shall be construed accordingly.

3.2 Return of Capital on Share Sale, Asset Sale, or Winding Up

(a) On a Share Sale, the Proceeds of Sale shall, subject to 3.2(c), be applied in the following order of priority:

(i) First in paying to each Member holding A Shares an amount equal to 1.5x the Original Subscription Price for each A Share; and

(ii) Second in paying the balance to the holders of the Ordinary Shares pro rata to their respective holdings of Ordinary Shares.

(b) In the event that there are insufficient Proceeds of Sale to pay the amounts per A Share equal to 1.5x the Original Subscription Price pursuant to 3.2(a), the remaining surplus assets shall be distributed to the holders of A Shares pro rata to their respective holdings of A Shares.

(c) In the event that at any time after the Adoption Date either:

(i) the Company issues Shares (whether in one issue or a series of related issues) which together have a subscription value of not less than US$20,000,000 based on an overall pre-money valuation of the Company of no less than US$300,000,000; or

(ii) a Share Sale or an Asset Sale occurs which would, if the Shares constituted a single class, provide for a return to the holders of A Shares of greater than or equal to 1.5x the Original Subscription Price;

then the Proceeds of Sale (in the event of a Share Sale) or the surplus assets (in the event of an Asset Sale) shall be thereinafter or at that time (as the case may be) distributed to the Members pro rata to their respective holdings of Shares as if all classes of Shares constituted one class of Shares without any prior return to the holders of A Shares.

(d) On a Share Sale, the Proceeds of Sale shall be distributed in the order of priority set out in 3.2(a) and the Directors shall not register any transfer of shares if the Proceeds of Sale are not so distributed save in respect of any shares not sold in connection with that Share Sale provided that if the Proceeds of Sale are not settled in their entirety upon completion of the Share Sale:

(i) the Directors shall not be prohibited from registering the transfer of the relevant Shares so long as the Proceeds of Sale that are settled have been distributed in the order of priority set out in 3.2(a); and

(ii) the Shareholders shall take any action required by an Investor Majority to ensure that the Proceeds of Sale in their entirety are distributed in the order of priority set out in 3.2(a).

(e) On an Asset Sale, the surplus assets of the Company remaining after payment of its liabilities shall be distributed (to the extent that the Company is lawfully permitted to do so) in the order of priority set out in 3.2(a), provided always that if it is not lawful for the Company to distribute its surplus assets in accordance with the provisions of these Articles, the Shareholders shall take any action required by an Investor Majority (including, but without prejudice to the generality of this 3.2(e), actions that may be necessary to put the Company into voluntary liquidation) so that 3.2(a) applies.

(f) On a return of capital on liquidation or winding up or otherwise (excluding on an Asset Sale) the surplus assets of the Company remaining after payment of its liabilities shall be distributed to the Members pro rata to their respective holdings of Shares as if all classes of Shares constituted one class of Shares.

4 Voting

(a) On a vote on a show of hands, every holder of Ordinary Shares and A Shares, who (being an individual) is present in person or (not being an individual) is present by an

authorised representative shall have one vote and every proxy duly appointed by one or more holders of Ordinary Shares or A Shares shall have one vote.

(b) On a vote on a poll, every holder of Ordinary Shares and A Shares who (being an individual) is present in person or by one or more duly appointed proxies or (not being an individual) by an authorised representative or by one or more duly appointed proxies shall have one vote for every Ordinary Shares or A Share of which he is the holder.

(c) On a vote on a written resolution, every holder of Ordinary Shares and A Shares shall have one vote for every Ordinary Share or A Share of which he is the holder.

5 Anti-dilution protection

5.1 Subject to Article 5.4 the A Shares shall have anti-dilution protection so that if the Company shall, bona fides, enter into a New Issue at a price per New Share (which in the event that the relevant New Shares are not issued for cash, the price shall be the sum certified by the Valuer acting as expert and not as arbitrator as being in its opinion the current cash value of the non-cash consideration for the allotment of such New Shares) which is less than the A Share Base Price, then the Company shall, unless a holder of A Shares shall have specifically waived their rights under this Article (in respect of themselves only), issue to the holders of A Shares (pro rata to their respective holdings of A Shares) such number (N) of new A Shares (the **Compensation Shares**) as is calculated by applying the following formula (and rounding the product *N* down to the nearest whole share):

N = (A/(80% * QISP))*C - C:

where:

A = the A Share Base Price;

QISP = the lowest price of the New Shares issued pursuant to the New Issue;

C = the number of issued A Shares held by holders of A Shares who have not waived their rights pursuant to this Article 5.1 prior to the application of this Article 5.1; and

5.2 The Compensation Shares arising by operating of Article 5.1 shall:

(a) be available for the holders of A Shares to subscribe for in cash at nominal value; and

(b) subject to the payment of any cash payable pursuant to Article 5.2(a) above, be issued, credited fully paid up in cash to their nominal value within 5 Business Days of such payment and shall, from that time, rank *pari passu* in all respects with the existing A Shares.

5.3 In the event of any dispute as to the effect of this Article 5, the disputed matter may be referred to the Valuer by any relevant party. The Valuer's determination shall, in the absence of manifest error, be final and binding upon the Company and all of the Shareholders. The Valuer shall determine the allocation of responsibility between the Company and the Investors for the costs of the Valuer.

5.4 In the event that at any time after the Adoption Date either:

(a) the Company issues Shares (whether in one issue or a series of related issues) which together have a subscription value of not less than US$20,000,000 based on an overall pre-money valuation of the Company of no less than US$300,000,000; or

(b) a Share Sale or an Asset Sale occurs which would, if the Shares constituted a single class, provide for a return to the holders of A Shares of greater than or equal to 1.5x the Original Subscription Price;

then the A Shares shall cease to have the anti-dilution protection provided for in accordance with Article 5.1 and the holders of the A Shares shall not be entitled to receive any Compensation Shares.

5.5 The Shareholders shall pass such resolutions and shall grant such consents as are required to give effect to the operation of this Article 5.

6 Allotment of Shares

6.1 Save in respect of an Approved Issue the Directors shall not allot any Shares unless notice in writing is given to each shareholder specifying the number and classes of Shares which are proposed to be issued, the consideration payable on the Shares, and any other material terms or conditions of the proposed issue. Each holder of Shares shall be offered Shares of the same class as are already held by such holder. Each shareholder shall be entitled to subscribe for shares in proportion (as nearly as may be) to their existing holdings of Shares (**Proportionate Entitlement**). It shall be open to each such shareholder to specify if he/it is willing to subscribe for Shares in excess of his/its Proportionate Entitlement (**Additional Shares**) and, if the shareholder does so specify, he/it shall state the number of Additional Shares.

6.2 The notice specified in Article 6.1 shall invite each shareholder to state, in writing within 14 days from the date of such notice whether he/it will subscribe for any Shares, and if so, how many Shares.

6.3 Within 3 Business Days of the expiry of the invitation made pursuant to the notice given under Article 6.1 the Board shall allocate the Shares in the following manner:

(a) if the total number of Shares applied for is equal to or less than the available number of Shares to be issued the Company shall allocate the number applied for in accordance with the applications and may dispose of any Shares not accepted by the shareholders in such manner as they think most beneficial to the Company provided that such Shares shall not be disposed of on terms that are more favourable to the allottee than the terms on which they were offered under this Article 6; or

(b) if the total number of Shares applied for is more than the available number of Shares to be issued, each shareholder shall be allocated his/its Proportionate Entitlement (or such lesser number of Shares to be issued for which he/it may have applied) and applications for additional shares shall be allocated in accordance with such applications or, in the event of competition, to each shareholder willing to subscribe for additional shares in proportion (as nearly as may be) to the proportion which the Shares held by a shareholder bear to the total number of Shares held by all shareholders applying for additional shares provided that any shareholder shall not be allocated more additional shares than he/it shall have stated himself willing to take.

6.4 Where any additional shares of any class are offered to holders of other classes of Shares they shall be deemed to be offered as Shares of those other classes.

6.5 Pursuant to the Act, all statutory rights of pre-emption shall be excluded from applying to the Company.

7 Transfer of Shares: general

7.1 In these Articles, reference to the transfer of a Share includes the transfer, assignment or other disposal of a beneficial or other interest in that Share, or the creation of a trust or Encumbrance over that Share, and reference to a Share includes a beneficial or other interest in a Share.

7.2 Subject to the provisions of Article 8 (Permitted transfers), no transfer of any Share shall be made or registered unless:

(a) such transfer complies with the provisions of these Articles;

(b) such transfer complies with the Investment Agreement; and

(c) such transfer has been approved by the Directors; and

(d) the transferee has first entered into a Deed of Adherence (as defined in the Investment Agreement) if required pursuant to the Investment Agreement.

8 Permitted transfers

8.1 **General**

Notwithstanding the provisions of any other Article, the transfers set out in this Article 8 shall be permitted without restriction and the provisions of Articles 9 (Voluntary transfers) and 10 (Drag Along and Tag Along) shall have no application.

8.2 **Permitted transfers by bodies corporate**

Any Investor who is a body corporate may transfer any of its Shares (without restriction as to price or otherwise) to any other body corporate which is for the time being in its Group (each such body corporate being a **Related Company**) but if a Related Company shall cease to be a Related Company it shall, within 15 Business Days of so ceasing, transfer the Shares held by it to such body first holding the relevant Shares or any Related Company of such body and failing such transfer the shareholder shall be deemed to have given a Transfer Notice pursuant to Article 11 (Compulsory transfers).

8.3 **Permitted Transfers by individuals**

Any shareholder who is an individual may transfer any Shares (without restriction as to price or otherwise) to a Family Member of that shareholder with Board approval provided that if the Family Member ceases to be a Family Member they shall, within 15 Business Days of so ceasing, transfer the shares held by them to the original shareholder and failing such transfer the Family Member shall be deemed to have given a Transfer Notice pursuant to Article 11 (Compulsory transfers).

8.4 **Permitted Transfers by Scottish Enterprise and the Investing Women Investors**

(a) Notwithstanding any other provision contained in these Articles or the Investment Agreement, the Board shall register the transfer of any Shares made from any member of the Scottish Enterprise Group to any other member of the Scottish Enterprise Group; and

(b) Notwithstanding any other provision contained in these Articles or the Investment Agreement, the Board shall register the transfer of any Shares made from any member of the Investing Women Group to any other member of the Investing Women Group.

8.5 **Permitted Transfers by Medinet**

Medinet may transfer any of its Shares (without restriction as to price or otherwise) to any other body corporate which is for the time being in its Group (each such body corporate being a **Medinet Related Company**) but if a Medinet Related Company shall cease to be a Medinet Related Company it shall, within 15 Business Days of so ceasing, transfer the Shares held by it to such body first holding the relevant Shares or any Medinet Related Company of such body and failing such transfer the relevant shareholder shall be deemed to have given a Transfer Notice pursuant to Article 11 (Compulsory transfers).

8.6 **Permitted Transfers by NIPRO Corporation**

NIPRO Corporation may transfer any of its Shares (without restriction as to price or otherwise) to any other body corporate which is for the time being in its Group (each such body corporate being a **NIPRO Related Company**) but if a NIPRO Related Company shall cease to be a NIPRO Related Company it shall, within 15 Business Days of so ceasing, transfer the Shares held by it to such body first holding the relevant Shares or any NIPRO Related Company of such body and failing such transfer the relevant shareholder shall be deemed to have given a Transfer Notice pursuant to Article 11 (Compulsory transfers).

8.7 **Permitted Transfers by all Shareholders**

(a) Any shareholder may at any time transfer all or any of his Shares to any other person with Investor Consent; and

(b) Any Shares may be transferred pursuant to Article 10 (Drag Along and Tag Along).

9 Voluntary transfers

9.1 Except as permitted under Article 8 (Permitted transfers) any Seller who wishes to transfer shares shall give notice in writing (the **Transfer Notice**) to the Company of his wish specifying:

(a) the number of shares (the **Sale Shares**) which he wishes to transfer;

(b) if he wishes to transfer the Sale Shares to a third party, the name of the third party;

(c) the price at which he wishes to transfer the Sale Shares (the **Transfer Price**); and

(d) whether the Transfer Notice is conditional on all, or a specific number, of the Sale Shares being sold in which case no Sale Shares can be sold unless offers are received for all or the minimum number (as applicable) of the Sale Shares.

9.2 Where any Transfer Notice is deemed to have been given in accordance with Article 11 (Compulsory transfers) all the Shares registered in the name of the Seller shall be included for transfer, and the provisions of 9.1(d) shall not apply.

9.3 Once given, a Transfer Notice or Deemed Transfer Notice may not be withdrawn unless the Seller is obliged to procure the making of an offer under Articles 10.1 to 10.6 and is unable to procure the making of such an offer, it is permitted under Article 9.6 or the Investor Majority

approves such withdrawal. In the event of a Transfer Notice being withdrawn the Seller shall bear all costs relating to such Transfer Notice or Deemed Transfer Notice.

9.4 The Transfer Notice shall constitute the Directors the agents of the Seller for the sale of the Sale Shares at the Transfer Price. As soon as reasonably practicable following receipt by the Company of a Transfer Notice the Directors shall give notice to all shareholders of the Company (other than the Sellers) inviting them to notify the Company in writing within 15 Business Days from the date of such offer (the **First Offer Period**) confirming: (i) if he/it requires the Sale Shares to be valued; and (ii) if he/it does not, the maximum number of Sale Shares they wish to purchase at the Transfer Price.

9.5 If before the expiry of the First Offer Period any shareholder confirms in writing that he/it requires the Sale Shares to be valued in accordance with Article 9.4, the Directors shall instruct the Valuer to undertake a valuation in accordance with Article 12 (Fair value).

9.6 Within 7 Business Days of receipt of the Fair Value Certificate (as defined in Article 12 (Fair value)) the Directors shall send a copy of such Certificate to the Seller and (other than in the case of a Deemed Transfer Notice) the Seller shall be entitled to revoke the Transfer Notice by notice in writing to the Directors within 7 days of receipt.

9.7 If the Transfer Notice is not revoked by the Seller or, in the case of a Deemed Transfer Notice, once the Fair Value has been determined in accordance with Article 12 (Fair value), the Directors shall give notice to all of the shareholders (other than the Seller) confirming the value of the Sale Shares as determined in accordance with Article 12 (Fair value) inviting them to notify the Company in writing within 15 Business Days from the date of such notice (the **Second Offer Period**) confirming the maximum number of Sale Shares they wish to purchase.

9.8 It shall be open to each shareholder to specify if he is willing to purchase Sale Shares in excess of his Pre-emption Proportionate Entitlement (**Excess Sale Shares**) and, if the shareholder does so specify, he shall state the number of Excess Sale Shares.

9.9 Within 3 Business Days of the expiry of the First Offer Period or Second Offer Period (as appropriate) the Board shall allocate the Sale Shares in the following manner:

(a) if the total number of Sale Shares applied for is equal to or less than the available number of Sale Shares the Company shall, subject to 9.1(d), allocate the number applied for in accordance with the applications; or

(b) if the total number of Sale Shares applied for is more than the available number of Sale Shares, each shareholder shall be allocated his Proportionate Entitlement (or such lesser number of Sale Shares for which he may have applied) and applications for Excess Sale Shares shall be allocated in accordance with such applications or, in the event of competition, as nearly as may be to the proportion which Shares held by a shareholder bear to the total number of Shares held by all shareholders applying for Excess Sale Shares provided that any shareholder shall not be allocated more Excess Sale Shares than he/it shall have stated himself willing to take;

and in either case the Company shall forthwith give notice of each such allocation (an **Allocation Notice**) to the Seller and each of the persons to whom Sale Shares have been allocated (a **Member Applicant**) and shall specify in the Allocation Notice the place and time (being not later than 10 Business Days after the date of the Allocation Notice) at which the sale of the Sale Shares shall be completed.

9.10 Subject to Article 9.11 the Seller shall be bound, on payment of the Transfer Price, to transfer the Sale Shares comprised in the Allocation Notice to the Member Applicants free from any lien, charge or encumbrance. If the Seller makes default in so doing any Director shall forthwith be deemed to be the duly appointed attorney of the Seller with full power to execute, complete and deliver a transfer of the relevant Sale Shares and any Director may receive and give a good discharge for the purchase money on behalf of the Seller and (subject to the transfer being duly stamped) enter the name of the Member Applicant in the register of members. The Board shall forthwith pay the Transfer Price into a separate bank account in the Company's name and shall hold such money on trust (but without interest) for the Seller until he shall deliver up his certificate(s) for the relevant Shares (or an indemnity in respect of any lost certificate) to the Company when he shall thereupon be paid the Transfer Price.

9.11 If the provisions of 9.1(d) apply or where any Transfer Notice is deemed to have been given in accordance with these Articles and if the total number of Shares applied for by Member Applicants is less than the number of Sale Shares the Directors may within 7 days of the date of the Allocation Notice determine (with the approval of the Board) that the Company shall (if it is permitted to do so under the Act) purchase some or all of the Sale Shares. The Directors shall have a period of 60 days from the date of any such determination by the Directors to obtain any necessary consents and authorities for any such purchase by the Company and to complete the purchase by the Company of the Sale Shares.

9.12 In the event of all of the Sale Shares not being sold under the preceding paragraphs of this Article 9 the Seller may, at any time within 3 months after receiving confirmation from the Company that the provisions herein contained have been exhausted, transfer all the Sale Shares (if 9.1(d) does apply) or any Sale Shares which have not been sold (if 9.1(d) does not apply) to any person or persons at any price not less than the Transfer Price.

9.13 The holders of any Shares which are subject of a Transfer Notice or Deemed Transfer Notice shall be entitled to receive notice of and attend general meetings of the Company but shall have no right to:

(a) vote in respect of the Sale Shares; or

(b) participate in any offer of Shares from any other member in accordance with these Articles; and

Model Article 27 shall be modified accordingly.

10 Drag Along and Tag Along

Tag along

10.1 If in one or a series of related transactions, one or more Sellers propose to transfer any Shares to an arms' length purchaser (who is not an existing shareholder) for value which would, if completed, result in the transferee together with persons acting in concert or connected with that transferee obtaining a Controlling Interest, the Seller or Sellers shall (unless such transfer is a transfer to a Permitted Transferee) before making such transfer procure that the proposed transferee of the Seller's Shares makes a Tag Along Offer to all of the shareholders.

10.2 The Tag Along Offer shall set out:

(a) the identity of the purchaser of the Shares referred to in Article 10.1;

(b) the purchase price (**Tag Along Price**) including the calculation of any element not payable in cash and other terms and conditions of payment;

(c) the proposed date of sale; and

(d) the number of Shares proposed to be purchased.

10.3 The Tag Along Offer shall be given by written notice at least 30 Business Days before the proposed sale date.

10.4 Every shareholder, on receipt of a Tag Along Offer, shall be bound within 15 Business Days of the date of such offer (which date shall be specified therein) (the **Offer Period**) either to accept or reject such offer in writing (and in default of so doing shall be deemed to have rejected the offer). If a Tag Along Offer is not made the Seller or Sellers shall not be entitled to complete the proposed sale and the Board shall not register any transfer to effect the sale.

10.5 If the Tag Along Offer is accepted by any shareholder within the Offer Period, the completion of the proposed transfer shall be conditional upon the purchase of all the Shares held by such accepting shareholders.

10.6 In the event of disagreement as to the calculation of the Tag Along Price such shall be referred to the Valuer for determination applying the terms of Article 12 (Fair value) mutatis mutandis.

10.7 The proposed transfer of Shares referred to at Article 10.1 is, but the purchase of Shares pursuant to Tag Along Offer under this Article 10 shall not be, subject to the pre-emption provision set out at Article 9 (Voluntary transfers).

Drag along

10.8 If the holders of at least 66% of the Shares (in this Article 10 the **Dragging Shareholders**) wish to transfer their Shares in the Company to a bona fide arms length purchaser (the **Buyer**), then the Dragging Shareholders can require all of the other shareholders (and any persons who would become shareholders upon exercise of any options or other rights to subscribe for shares which exist at the date of the Offer) (the **Called Shareholders**) to sell and transfer all of their Shares in the Company to the Buyer (or as the Buyer directs) by giving notice to that effect (the **Drag Along Notice**) to such Called Shareholders, such Drag Along Notice to be served not less than 30 Business Days prior to the proposed completion of the transfer of Shares to the Buyer.

10.9 The Drag Along Notice shall specify:

(a) that the Called Shareholders are required to transfer all their Shares free from all liens, charges and encumbrances;

(b) the price (the **Drag Along Price**) including the calculation of any element not payable in cash at which such shares of the Company are proposed to be transferred which shall be a price per Share at least equal to that offered by the Buyer to the Dragging Shareholders;

(c) the identity of the Buyer; and

(d) the proposed date of the transfer.

10.10 Once issued, a Drag Along Notice shall be irrevocable. A Drag Along Notice shall lapse if, for any reason, the Dragging Shareholders have not sold their Shares to the Buyer within 60

Business Days of serving the Drag Along Notice. The Dragging Shareholders may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

10.11 The Called Shareholders shall be bound, on payment of the Drag Along Price to transfer the Called Shares in accordance with the Drag Along Notice at the time and place therein specified free from any lien, charge or encumbrance.

10.12 If the Called Shareholders (or any of them) shall make default in transferring their Shares pursuant to Article 10.11 the provisions of Article 9.9 (references therein to the Seller, Sale Shares, Allocation Notice and Member Applicant being read as references to the shareholder making such default, the Shares in respect of which such default is made, the Drag Along Notice and the Buyer respectively) shall apply to the transfer of such Shares.

10.13 In the event of disagreement as to the calculation of the Drag Along Price such shall be referred to the Valuer for determination applying the terms of Article 12 (Fair value) *mutatis mutandis*.

11 Compulsory transfers

11.1 A **Transfer Event** means:

(a) where the shareholder is an individual in sequestration, entering into a trust deed for creditors or similar voluntary arrangement, or his death;

(b) where the shareholder is a body corporate a receiver, manager or administrative receiver being appointed over all or any part of its undertaking or assets or entering into liquidation (other than a voluntary liquidation for the purposes of a bona fide scheme of solvent amalgamation or reconstruction) or administration (including any provisional or interim appointment of an administrator or liquidator);

(c) a shareholder attempting to deal with or dispose of any Share or any interest in it or purporting to make a transfer otherwise than in accordance with these Articles; or

(d) a shareholder undergoing a Change of Control;

unless in any of the above events an Investor Majority notifies the Company that such event is not to be treated as a Transfer Event.

11.2 Upon the happening of any Transfer Event, the shareholder in question or any Permitted Transferee of such shareholder who has derived title to Shares from them shall be deemed to have immediately given a Transfer Notice in respect of all the Shares then held by him/it (a **Deemed Transfer Notice**). A Deemed Transfer Notice shall supersede and cancel any then current Transfer Notice insofar as it relates to the same Shares except for Shares which have then been validly transferred pursuant to that Transfer Notice.

11.3 The Shares the subject of any Deemed Transfer Notice shall be offered for sale in accordance with Article 9 (Voluntary transfers) as if they were Sale Shares in respect of which a Transfer Notice had been given save that:

(a) a Deemed Transfer Notice shall be deemed to have been given on the date of the Transfer Event or, if later, the date upon which the Investor Majority becomes aware that the relevant event is a Transfer Event and has notified the Company that the relevant event is a Transfer Event;

(b) the Sale Price shall be a price per Sale Share agreed between the Seller (or their executors or representatives) the Board and the Investor Majority or, in default of agreement, within 10 Business Days after the date of the Transfer Event, the Fair Value;

(c) the provisions of 9.1(d) shall not apply to a Deemed Transfer Notice; and

(d) the Sale Shares shall be sold together with all rights attaching thereto as at the date of the Transfer Event.

12 Fair value

12.1 If the Valuer is required to determine the price at which Shares are to be transferred pursuant to these Articles, such price shall be the amount the Valuer shall, on the application of the Board (which application shall be made as soon as practicable following the time it becomes apparent that a valuation is required), give their written opinion as to the price which represents a fair value for such Shares as between a willing seller and a willing buyer as at the date the Transfer Notice or Deemed Transfer Notice is given. The Directors shall instruct the Valuer to produce a certificate stating such value (**Fair Value Certificate**) within 20 Business Days of being requested to do so.

12.2 In making such determination, the Valuer shall not take any account of whether the Sale Shares comprise a majority or a minority interest in the Company nor the fact that transferability is restricted by these Articles but account shall be taken of the effect of the relevant shareholder ceasing to be an employee, Director or consultant of the Company.

12.3 The Valuer shall act as experts and not as arbiters and their decision shall be conclusive and binding on the Company and all shareholders (in the absence of fraud or manifest error).

12.4 In the event that the Valuer declines to accept an instruction to provide a valuation, then the price will be determined by a firm of independent chartered accountants, such accountants to be appointed by the Company with Investor Consent.

12.5 The Valuer's costs in making any determination referred to them under this Article 12 shall (other than as specifically prescribed in these Articles) be borne by the Company unless the Valuer shall otherwise determine provided that if a Seller revokes a Transfer Notice in accordance with Article 9.6 such costs shall be borne by the Seller.

13 General meetings

13.1 No business shall be transacted at any general meeting unless a quorum of shareholders is present. Two members present in person, by proxy or by duly authorised representative (if a corporation), shall be the quorum at any general meeting.

13.2 A notice convening a general meeting (other than an adjourned meeting) must be called by at least 14 days' notice but a general meeting can be called by shorter notice if it is so agreed by the shareholders in accordance with the Act. The notice must state the time, date and place of the meeting and the general nature of the business to be dealt with at the meeting and shall be given in accordance with the Act.

13.3 The Company may send a notice of meeting by making it available on a website or by sending it in electronic form and if notice is sent in either way it will be valid provided it complies with the relevant provision of the Act.

14 Appointment and removal of Directors

14.1 Any Director shall only be appointed in accordance with the terms of the Investment Agreement and Model Article 17.1 shall be modified accordingly. The maximum number of Directors appointed from time to time shall be seven.

14.2 The office of any director shall be vacated if:

(a) he, being an employee of the Company shall, for whatever reason, cease to be employed by the Company;

(b) he shall for more than six consecutive months have been absent (defined as absolute non-attendance at all meetings of the Directors whether in person, by telephone or video conference) without permission or approval of the Directors from meetings of the Directors held during that period and the remaining Directors resolve that his office be vacated; or

(c) any of the circumstances listed in Model Article 18 apply.

14.3 NIPRO Corporation, Narec Capital, Scottish Enterprise and the Investing Women Investors shall each be entitled at any time to appoint and maintain in office one person as a director of the Company (and in their absolute discretion as directors of any other member(s) of the Group) and to remove such director so appointed and upon such removal by the relevant Investor, or otherwise, to appoint another person as a director in their place. The removal of any director so appointed shall be made by notice in writing from NIPRO Corporation, Narec Capital, Scottish Enterprise or Investing Women Investors' Representative (as applicable) to the Company.

14.4 Medinet shall be entitled at any time to appoint and maintain in office one person as a director of the Company (and in their absolute discretion as directors of any other member(s) of the Group) and to remove any such director so appointed and upon removal by Medinet, or otherwise to appoint another person as a director in their place. The removal of any Medinet Director so appointed shall be made by notice in writing from Medinet to the Company.

14.5 The Founders shall, acting unanimously, be entitled at any time to appoint and maintain in office one person as a director of the Company (and in their absolute discretion as a director of any other member(s) of the Group) and to remove any such director so appointed and upon removal appoint another person as a director in their place. The removal of any Founder Director so appointed shall be made by notice of all the Founders to the Company. As at the Adoption Date Dr Michael Leek is the Founder Director and whilst employed as an executive director of the Company, Dr Michael Leek cannot be removed as a Director by notice of the Founders to the Company alone.

14.6 Scottish Enterprise shall be entitled from time to time to appoint a person to attend all meetings of the Directors and all meetings of any committee of the Directors as an observer and any person so appointed shall be given (at the same time as the Directors) notice of all meetings of the Directors and all agendas, minutes and other papers pertaining to such meetings and to speak and place items on the agenda for discussion but not to vote.

14.7 Each of Medinet, Discovery and Renaissance Capital Partners Limited (06297129) shall be entitled from time to time, at no cost to the Company, to appoint a person to attend all meetings of the Directors and all meetings of any committee of the Directors as an observer and any person so appointed shall be given (at the same time as the Directors) notice of all meetings of the Directors and all agendas, minutes and other papers pertaining to such meetings and to speak and place items on the agenda for discussion but not to vote.

15 Alternate Directors

15.1 Any Director (in this Article 15 an **appointor**) may appoint as an alternate any other person, to:

(a) exercise that director's powers; and

(b) carry out that director's responsibilities,

in relation to the taking of decisions by the Directors, in the absence of the alternate's appointor.

15.2 Any appointment or removal of an alternate Director must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the Directors.

15.3 An alternate Director shall not be entitled to receive any remuneration from the Company, save that he may be paid by the Company such part (if any) of the remuneration otherwise payable to his appointor as such appointor may, by notice in writing to the Company from time to time, direct.

15.4 A Director, or alternate Director, may act as an alternate Director for and represent more than one Director, and an alternate Director shall be entitled at any meeting of the Board (or of any committee of the Board) to one vote for every Director whom he represents (in addition to his own vote (if any) as a Director), but he shall count as only one for the purpose of determining whether a quorum is present at any such meeting.

16 Proceedings of Directors

16.1 The quorum for meetings of the Board shall be any 2 Directors. Model Article 11.2 shall be modified accordingly.

16.2 The Board shall be entitled from time to time to appoint an additional Director to the Board as and remove from office any such person so appointed and to appoint a replacement. Model Articles 12.1 to 12.3 shall be modified accordingly.

16.3 The parties shall ensure that at least ten Business Days' notice of a meeting of directors is given to all directors entitled to receive notice.

16.4 In addition, an agenda specifying in reasonable detail the matters to be raised at the meeting and copies of any papers to be discussed at the meeting at least seven days prior to the meeting date.

16.5 A shorter period of notice of a meeting of directors may be given if all of the Directors agree in writing.

16.6 No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

16.7 A meeting of the directors shall be adjourned to another time or date at the request of all the Directors present at the meeting. No business may be conducted at a meeting after such a request has been made. No more than one such adjournment may be made in respect of a meeting.

16.8 Meetings of directors shall make decisions by passing resolutions. A resolution is passed if more votes are cast for it than against it. In the case of deadlock, the Chairman shall have the casting vote.

16.9 At a meeting of directors, each director shall have one vote.

16.10 If a disagreement arises at a meeting of the board of directors, the chairman shall use his best efforts to reconcile the different opinions of the directors. If he is unsuccessful, the matter shall be decided by a simple majority vote of those present or represented including, if necessary, by use of the chairman's additional vote. The additional vote of the chairman shall be exercised by him in good faith in the interests of the efficient running of the Company.

17 Transactions or other arrangements with the Company

Subject to sections 177(5) and 177(6) and sections 182(5) and 182(6) of the Act and provided he has declared the nature and extent of his interest in accordance with the requirements of the Act, a Director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company:

(a) may be a party to, to otherwise interest in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b) shall be an Eligible Director for the purpose of any proposed decision of the Directors (or committee of the Directors) in respect of such existing or proposed transaction or arrangement in which he is interested;

(c) shall be entitled to vote at a meeting of Directors (or of a committee of the Directors) or participate in any unanimous decision, in respect of such existing or proposed transaction or arrangement in which he is interested;

(d) may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director;

(e) may be a Director or other officer or, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

(f) shall not, save as he may otherwise agree, be accountable to the Company for any benefit which he (or a person connected with him) derives from any such transaction or arrangement or from any such office or employment or interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

18 Conflicts of interest

18.1 The Directors may, in accordance with the requirements set out in this Article, authorise any matter or situation proposed to them by any Director which would, if not authorised, involve a Director breaching his duty under section 175 of the Act to avoid conflicts of interest (**Conflict**).

18.2 Any authorisation under this Article will be effective only if:

(a) the matter in question shall have been proposed by any Director for consideration at a meeting of Directors in the same way that any other matter may be proposed to the Directors under the provisions of these Articles or in such other manner as the Directors may determine;

(b) any requirement as to the quorum at the meeting of the Directors at which the matter is considered is met without counting the Director in question; and

(c) the matter was agreed to without his voting or would have been agreed to if his vote had not been counted.

18.3 Any authorisation of a Conflict under this Article may (whether at the time of giving the authorisation or subsequently):

(a) extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised;

(b) be subject to such terms and for such duration, or impose such limits or conditions as the Directors may determine; and

(c) be terminated or varied by the Directors at any time.

This will not affect anything done by the Director prior to such termination or variation in accordance with the terms of the authorisation.

18.4 In authorising a Conflict the Directors may decide (whether at the time of giving the authorisation or subsequently) that if a Director has obtained any information through his involvement in the Conflict otherwise than as a Director of the Company and in respect of which he owes a duty of confidentiality to another person, the Director is under no obligation to:

(a) disclose such information to the Directors or to any Director or other officer or employee of the Company; or

(b) use or apply any such information in performing his duties as a Director;

where to do so would amount to a breach of that confidence.

18.5 Where the Directors authorise a Conflict they may (whether at the time of giving the authorisation or subsequently) provide, without limitation, that the Director:

(a) is excluded from discussions (whether at meetings of Directors or otherwise) related to the Conflict;

(b) is not given any documents or other information relating to the Conflict; and

(c) may or may not vote (or may or may not be counted in the quorum) at any future meeting of Directors in relation to any resolution relating to the Conflict.

18.6 Where the Directors authorise a Conflict:

(a) the Director will be obliged to conduct himself in accordance with any terms imposed by the Directors in relation to the Conflict; and

(b) the Director will not infringe any duty he owes to the Company by virtue of sections 171 to 177 of the Act provided he acts in accordance with such terms, limits and conditions (if any) as the Directors impose in respect of its authorisation.

18.7 A Director is not required, by reason of being a Director (or because of the fiduciary relationship established by reason of being a Director), to account to the Company for any remuneration, profit or other benefit which he derives from or in connection with a relationship involving a

Conflict which has been authorised by the Directors or by the Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

18.8 A Director, notwithstanding his office, may be a Director or other officer of, employed by, or otherwise interested (including the holding of shares) in his appointer and no authorisation under this Article 18 shall be necessary in respect of any such interest.

19 Notices

19.1 Any notice or other communication in connection with these Articles shall be in writing and may be delivered by hand, pre-paid first class post (or airmail if overseas) or (subject to the provisions below) by fax or email, to the address or fax number of such party which the recipient has notified in writing to the sender, (to be received by the sender not less than 7 Business Days before the notice is despatched) in accordance with this Article 19 marked for the attention of the recipient provided that in the case of a notice or other communication being sent or delivered to Scottish Enterprise it must be marked for the attention of "The Head of Transactions" and copied to "The Head of Portfolio Management" and must not be sent by fax or email and any such notice or other demand sent by fax or email shall be invalid.

19.2 The notice or communication will be deemed to have been duly served if delivered by hand, at the time of delivery and if delivered by first class post, 2 Business Days after being posted or, in the case of airmail, 6 Business Days after being posted; if delivered by fax, when confirmation on completion of its transmission has been recorded by the sender's fax machine provided that, where in the case of delivery by hand or transmission by fax, such delivery or transmission occurs either after 4.00 pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00 am on the next following Business Day or by email, upon confirmation of a read receipt being received.

19.3 For the avoidance of doubt and notwithstanding any other provision of these Articles, where the approval of the Investor Majority is required by the Company, then such approval may be validly sent and requested by email other than requests sent to Scottish Enterprise, which must be served in writing in accordance with the terms of this Article 19.